Exhibit 99.1


                      Alnylam Pharmaceuticals Reports First
      Quarter 2006 Financial Results; Company Achieves Multiple Milestones
         and Recognizes Increased Revenue from Pharmaceutical Partners


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 9, 2006--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the quarter ended March 31, 2006 and company highlights.
    "We have made considerable progress on multiple fronts since the beginning of the year, including a significant increase in revenue due to R&D funding from our pharmaceutical alliances, funding which we expect to form the basis for continued and sustainable revenues over the next several years," said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. "Our lead program, ALN-RSV01, an RNAi therapeutic for the treatment of RSV infection, was found to be safe and well tolerated in Phase I trials, setting the stage for further development of this program. We signed yet another alliance this quarter, with Novartis for pandemic flu. This is our fifth major alliance to date, and we expect more in the future. Our scientific leadership was highlighted with the publication in the journal Nature of our non-human primate pre-clinical efficacy data, an event we believe represents significant 'de-risking' for systemic delivery of RNAi therapeutics. Finally, we made major progress in what we believe is the industry's leading RNAi intellectual property estate with the allowance in the U.S. of claims in the 'Tuschl II' patent series, held exclusively for therapeutics by Alnylam, which broadly cover methods for making small interfering RNAs, or siRNAs."

    Cash, Cash Equivalents and Marketable Securities

    At March 31, 2006, Alnylam had cash, cash equivalents and marketable securities of $132.3 million, compared to $80.0 million at December 31, 2005. The increase was primarily due to $62.2 million of net proceeds from the company's public offering of approximately 5.1 million shares of common stock in January 2006.

    Net Loss

    The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the quarter ended March 31, 2006 was $8.9 million, or $0.30 per share, as compared to $6.6 million, or $0.32 per share, in the first quarter of 2005.

    Revenues

    Revenues in the first quarter of 2006 were $5.7 million, a significant increase from $1.6 million during the first quarter of 2005. Included in revenues in the first quarter of 2006 was $4.4 million of cost reimbursement and amortization revenues related to the company's main collaboration with Novartis, $0.8 million of cost reimbursement revenues related to its Novartis flu collaboration as well as $0.3 million of cost reimbursement and amortization revenues related to its Merck collaborations.

    Research and Development Expenses

    Research and development (R&D) expenses were $11.9 million in the first quarter of 2006, including $1.5 million of non-cash stock-based compensation, as compared to $5.4 million in the first quarter of 2005, which included $0.2 million of non-cash stock-based compensation. The increase in R&D expenses was primarily due to clinical trial and manufacturing-related expenses in support of our clinical program for respiratory syncytial virus (RSV) infection which began in December 2005. Also contributing to the increase were higher external service costs associated with the company's RNAi therapeutic programs and costs related to an increase in R&D headcount over the past year to support the company's expanding pipeline and alliances. These increases were partially offset by lower expenses related to our age-related macular degeneration program, for which development was suspended in September 2005 based on portfolio management and commercial factors. The increase in non-cash stock-based compensation was due primarily to the adoption of SFAS No. 123R on January 1, 2006.

    General and Administrative Expenses

    General and administrative (G&A) expenses were $3.6 million in the first quarter of 2006, including $0.8 million of non-cash stock-based compensation, as compared with $3.0 million in the first quarter of 2005, which included $0.3 million of non-cash stock-based compensation. The increase in G&A expenses was due primarily to higher non-cash stock-based compensation expenses related to the adoption of SFAS No. 123R on January 1, 2006.

    Cash Guidance for 2006

    Alnylam continues to expect that its cash, cash equivalents and marketable securities balance will be greater than $115 million at December 31, 2006.
    "We continued to execute on our overall financial objectives this quarter," said Patricia Allen, Vice President, Finance at Alnylam. "As we projected late last year, we are now starting to see a significant step-up in revenue as a result of our value-creating partnerships with pharmaceutical companies. We expect this level of funding to continue to ramp up in the coming quarters. We continue to closely manage our operating expenses even as they increased this quarter due to our clinical and R&D activities."

    First Quarter 2006 and Recent Corporate Highlights

    Product Pipeline and Scientific Leadership Highlights

    -- Presented Phase I Data for ALN-RSV01. Alnylam presented the results from two Phase I clinical studies for ALN-RSV01, its lead program for the treatment of RSV, at the 2006 Pediatric Academic Societies' Annual Meeting. Results showed ALN-RSV01 to be safe and well tolerated when administered in relevant doses intranasally. In the second half of this year Alnylam expects to initiate a Phase I study with an inhaled formulation of ALN-RSV01, and the company is currently evaluating the initiation of an experimental infection, or "challenge", study for later in the year. The company believes that these efforts will enable initiation of a Phase II trial in naturally infected RSV patients in the first half of 2007.

    -- Published Findings for Systemic Delivery of RNAi Therapeutic in Nature. The first published demonstration in non-human primates that a systemically delivered RNAi therapeutic can potently silence an endogenous disease-causing gene in a clinically relevant manner was published by Alnylam scientists in Nature. Alnylam and its collaborators demonstrated silencing in non-human primates of the gene for apolipoprotein B (apoB), a protein involved in cholesterol metabolism, with clinically significant efficacy as demonstrated by reductions in levels of cholesterol and low-density lipoproteins (LDL). This peer-reviewed research represents a major advance because it shows in a species closely related to man that an RNAi therapeutic can be effective when delivered systemically using a dosage appropriate for application in future human clinical studies.

    -- Pipeline Update. At the recent American Pain Society annual meeting, Alnylam scientists and collaborators discussed strategies for using siRNAs to mediate gene silencing as a novel and effective approach to address the underlying mechanisms of chronic pain. Pre-clinical findings to date demonstrate that a cholesterol-conjugated siRNA targeting NaV1.8, a gene known to play a significant role in chronic neuropathic pain, is efficacious in vivo against experimentally induced chronic pain.

    Business Execution Highlights

    -- Signed New Alliance with Novartis for Pandemic Flu. Alnylam and Novartis formed a new collaboration to develop RNAi therapeutics for pandemic flu. This new alliance leverages Alnylam's expertise in RNAi and Novartis' capabilities and experience in bringing innovative therapeutics to patients. In this collaboration, Novartis is providing significant funding and Alnylam and Novartis will share potential profits. As stated in December 2005, Alnylam expects to file an IND for pandemic flu as early as the end of 2006.

    --  Completed Successful Follow-On Offering. The company offered
        5.1 million shares of its common stock at $13.00 per share resulting in $62.2 million in net proceeds.

    --  Entered into Three Relationships for Access to Delivery
        Technologies. Alnylam formed three new relationships which provide access to key technologies for the systemic delivery of RNAi therapeutics.

    -- Created Near-Term Value with New Licensing Agreements. Alnylam continues to grant licenses to its fundamental intellectual property estate. To date in 2006, the company has granted licenses under the "Kreutzer-Limmer" patent family to:
        Dharmacon, Inc., a business unit of the Fisher Biosciences group and a leading supplier of innovative RNA and RNAi research products; and Integrated DNA Technologies, Inc., a major supplier of custom nucleic acids in the U.S.

    Intellectual Property Leadership Highlights

    -- Announced Allowance of U.S. Patent Broadly Covering RNAi Therapeutics. The United States Patent and Trademark Office (USPTO) allowed claims in two patent applications that broadly cover methods for making siRNAs, the molecules that mediate RNAi. The USPTO issued "Notices of Allowance" for patent applications 10/832,248 and 10/832,432 in the Tuschl II patent series. The patent series is exclusively licensed to Alnylam for RNAi therapeutics on a world-wide basis through an agreement with Garching Innovation GmbH, the licensing agent for the Max Planck Society. The newly allowed claims broadly cover methods of making siRNAs, with or without chemical modifications, for any target in mammalian cells.

    Organizational Highlights

    -- Honored with Prestigious James D. Watson Helix Award. Alnylam was awarded the James D. Watson Helix award for corporate excellence in the "emerging/mid-cap" category. The Helix award, the biotechnology industry's sole award for outstanding corporate achievement, honors biotechnology companies that display leadership in three distinct areas: product development, economic growth, and corporate citizenship.

    -- Strengthened Management Team. Alnylam appointed Akshay K. Vaishnaw, M.D., Ph.D., to the position of Vice President, Clinical Research. At Alnylam, he is responsible for leading and managing the company's clinical organization and is a member of the management team.

    Conference Call Information

    Alnylam will host a conference call at 4:30 p.m. ET on May 9, 2006 to discuss first quarter activities and recent corporate developments. The call may be accessed by dialing 800-901-5226 (domestic) or 617-786-4513 (international) five minutes prior to the start time, and providing the passcode 69867838.
    A replay of the call will be available from 6:30 p.m. ET on May 9, 2006 until May 16, 2006. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 18456838. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.alnylam.com. An archived webcast will be available on the company's website approximately two hours after the event, and will be archived for 14 days thereafter.

    About RNA Interference (RNAi)

    RNA interference, or RNAi, is a naturally occurring mechanism within cells for selectively silencing and regulating specific genes. Since many diseases are caused by the inappropriate activity of specific genes, the ability to silence genes selectively through RNAi could provide a new way to treat a wide range of human diseases. RNAi is induced by small, double-stranded RNA molecules. RNAi is activated by chemically synthesized small interfering RNAs, or siRNAs, which are double-stranded RNAs that are targeted to a specific disease-associated gene. The siRNA molecules are used by the natural RNAi machinery in cells to cause highly targeted gene silencing. Alnylam's initial drug development programs are focused on Direct RNAi(TM) therapeutics which are siRNAs administered directly to diseased parts of the body. In parallel, the company is developing Systemic RNAi(TM) therapeutics that travel through the bloodstream to reach diseased parts of the body.

    About Alnylam

    Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is building a pipeline of RNAi therapeutics; its lead program is in Phase I human clinical trials for the treatment of respiratory syncytial virus (RSV) infection, which is the leading cause of hospitalization in infants in the U.S. The company's leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Merck, Medtronic, and Novartis. The company, founded in 2002, maintains global headquarters in Cambridge, Massachusetts, and has an additional operating unit in Kulmbach, Germany. Alnylam is honored to be the "emerging/mid-cap" company recipient of the 2006 James D. Watson Helix Award, the biotechnology industry's award for outstanding corporate achievement. For more information, please visit www.alnylam.com.

    Alnylam Forward-Looking Statements

    Various statements in this release concerning our future expectations, plans and prospects, including, without limitation, statements related to future expectations, plans, and prospects, and clinical development plans for ALN-RSV01, our product goals and business goals for 2006 and projections for the amount and sufficiency of cash, cash equivalents and marketable securities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; the successful development of products, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Risk Factors" section of our most recent report on Form 10-K on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.




                     Alnylam Pharmaceuticals, Inc.
            Unaudited Consolidated Statements of Operations
                 (In thousands, except per share data)

----------------------------------------------------------------------
                                                    Three      Three
                                                   Months     Months
                                                    Ended      Ended
                                                  March 31,  March 31,
                                                    2006       2005
------------------------------------------------ ---------- ----------
Net revenues                                    $    5,717 $    1,643
------------------------------------------------ ---------- ----------
Costs and expenses
  Research and development (1)                      11,930      5,372
  General and administrative (1)                     3,584      2,952
------------------------------------------------ ---------- ----------
    Total operating costs and expenses              15,514      8,324
------------------------------------------------ ---------- ----------
    Loss from operations                            (9,797)    (6,681)
------------------------------------------------ ---------- ----------
Other Income (Expense)
  Interest income                                    1,260        264
  Interest expense                                    (238)      (225)
  Other income (expense), net                          (85)        42
------------------------------------------------ ---------- ----------
    Total other income (expense)                       937         81
------------------------------------------------ ---------- ----------
Net loss                                        $   (8,860)$   (6,600)
------------------------------------------------ ---------- ----------

Net loss per common share
Net loss per common share (basic and diluted)   $    (0.30)$    (0.32)
------------------------------------------------ ---------- ----------
Weighted average common shares used to compute
 basic and diluted net loss per common share        30,028     20,435
------------------------------------------------ ---------- ----------

(1) Non-cash stock-based compensation expense
     included in these amounts are as follows:
    Research and development                    $    1,530 $      173
    General and administrative                         845        307
------------------------------------------------ ---------- ----------
        Total non-cash stock-based compensation $    2,375 $      480
------------------------------------------------ ---------- ----------



                    Alnylam Pharmaceuticals, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

----------------------------------------------------------------------
                                            March 31,     December 31,
                                               2006           2005
----------------------------------------  -------------  -------------
Cash, cash equivalents and marketable
 securities                              $     132,275  $      80,002
Collaboration receivables                        3,116            609
Prepaid expenses and other current
 assets                                          1,729          1,803
Property and equipment, net                     11,359         10,580
Long-term restricted cash                        2,313          2,313
Intangible and other assets                      2,895          3,041
----------------------------------------  -------------  -------------
Total Assets                             $     153,687  $      98,348
----------------------------------------  -------------  -------------
Other current liabilities                $       9,603  $       7,750
Deferred revenue                                18,457         20,833
Notes payable, net of current portion            5,320          5,519
Deferred rent                                    2,391          2,467
Total stockholders' equity                     117,916         61,779
----------------------------------------  -------------  -------------
Total Liabilities and Shareholders'
 Equity                                  $     153,687  $      98,348
----------------------------------------  -------------  -------------


    This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2005.



    CONTACT: Alnylam Pharmaceuticals, Inc.
             Cynthia Clayton, 617-551-8207
             or
             Patricia Allen, 617-551-8362